DATED 20/06/05

DISTRIBUTORSHIP AGREEMENT

between

Advanced Mobile Solutions Limited

and

Pixiem, Inc.

CONTENTS

CLAUSE

SCHEDULES

THIS DISTRIBUTORSHIP AGREEMENT is dated the ______ 20th day of June 2005.

PARTIES

(1) **Pixiem, Inc.** incorporated and registered in the State of Delaware whose registered office is at 238 Russell Avenue, Edgewater, New Jersey 07020, U.S.A. (the "Content Provider"); and

(2) **Advanced Mobile Solutions Limited** incorporated and registered in England with company number 04812443 whose registered office is at 32 Pinchbeck Road Spalding PE11 1QD England (the "Distributor").

BACKGROUND

(A) The Content Provider is the owner of certain intellectual property rights in certain gamesfor mobile telephones and other mobile devices.

(B) Distributor has considerable experience and access to certain distribution channels for mobile telephone and other mobile device content.

(C) Subject to the terms and conditions hereof, the Content Provider wishes to appoint the Distributor as its distributor for the promotion and sale of certain games for mobile telephone and other mobile devices through those distribution channels within the Territory, as defined below.

(D) The Distributor wishes to obtain a licence for the purposes of the distribution of those games on the terms and conditions of this agreement.

AGREED TERMS

1. INTERPRETATION

1.1 In this agreement including the recitals, the following words shall have the following meanings:

Commencement Date: the 20th day of June 2005;

Delivery Date: the date by which the Content Provider should make the Products available to the Distributor and/or the date for delivery of the Materials to the Distributor, in each case as set out in the Second Schedule;

Distribution Channels: the methods and/or means of distribution of the Products by the Distributor permitted under this agreement and as set out in the Third Schedule;

Initial Term: the initial minimum period of the agreement as set out in the First Schedule;

Intellectual Property Rights: includes copyright, utility models, patents, registered and unregistered designs, database rights, registered and unregistered trade marks and trading names, know-how, trade secrets, performance rights, goodwill and applications for any of the same and other rights of a similar nature enforceable anywhere in the world;

Materials: the software content, product or products developed by or on behalf of the Content Provider to be incorporated into the Products and any other materials or software relating to the Products which are created by or on behalf of the Content Provider and that are necessary or may be useful for the Distributor in exploiting the rights granted by this agreement that the Content Provider agrees to deliver to the Distributor on the Delivery Date as set out in the Second Schedule or as otherwise agreed;

Mobile Device: a mobile telephone or similar single or multi function handheld consumer device (whether now known or invented in the future) designed and/or sold with wireless telecommunications [capability/as its primary or major function] regardless of the contractual or technical arrangement by which the user may have access to telecommunications services through such device. [For the avoidance of doubt personal computers (including dedicated games consoles) and other devices that provide general purpose computing capability for non-networked use as their primary or major function shall not be deemed to be Mobile Devices even if incorporating or adapted to offer wireless networking connectivity];

Net Receipts: the amount of revenue remaining after deductions of operators' revenue share, exclusive of any value added tax or other duty;

Products: the Content Provider's wireless Java application(s) for certain mobile games listed in the Second Schedule and such other products as may from time to time be agreed in writing by the parties;

Successful Download: a transfer of a–Product via a Distribution Channel to a customer's Mobile Device;

Territory: the countries/network areas specified in the Fourth Schedule;

Trade Marks: the trade mark registration and applications identified in the Fifth Schedule together with any further trade marks which the Content Provider may permit or procure permission for the Distributor by express notice in writing to use in the Territory in respect of the Products;

Year: the period of 12 months from the Commencement Date and each consecutive period of 12 months thereafter during the period of the agreement.

1.2 References to clauses and schedules are to the clauses and schedules to this agreement.

1.3 Where appropriate, words in the singular include their plural and vice versa and words in one gender include any other gender.

1.4 References to a 'person' include any individual, firm, body corporate, association, or partnership or government or state (whether or not having a separate legal personality).

1.5 Headings in this agreement are for convenience only and shall not affect its interpretation.

2. APPOINTMENT

2.1 The Content Provider hereby appoints the Distributor as its non-exclusive distributor from the Delivery Date with the revocable and non-transferable right and licence;

(a) to personally market distribute and sell the Products through the Distribution Channels in the Territories as set out in the Second Third and Fourth Schedules;

(b) in relation to the Materials and solely for the purposes of the rights granted under clause 2.1(a) to use excerpts from the Materials in whatever media and to reproduce (whether in physical or electronic form) scenes from the Products solely for advertising and other publicity material and for use on packaging and similar articles.

in each case subject to the terms of this agreement.

2.2 The rights and licences hereby granted shall unless subject to earlier termination as provided in this agreement continue for the term as defined in clause 8.

2.3 The Distributor shall not represent itself as an agent of the Content Provider for any purpose nor pledge the Content Provider's credit or give any condition or warranty or make any representation on the Content Provider's behalf or commit the Content Provider to any contracts.

2.4 No other licenses or rights are granted under this Agreement, whether by implication, estoppel, course of conduct, or otherwise.

3. DELIVERY AND ACCEPTANCE OF PRODUCTS

3.1 The Content Provider shall deliver to the Distributor the Product by their respective Delivery Date together with the Materials in relation thereto, time to be of the essence of delivery.

All Products will require an acceptable level of certification/QA before being delivered through our Distribution Channels. This is the responsibility of the Content Provider, guidance and advice will be given by the Distributor, distribution of the Product will not proceed until the Distributor deems the Product to be fully tested and bug free to an acceptable standard as set by our Distribution Channels.

4. MARKETING AND SUPPORT

4.1 The Content Provider undertakes:

(a) to provide any information and support as may reasonably be requested by the Distributor to enable it properly and efficiently to market distribute and sell the Products and discharge its duties under this agreement;

(b) upon request, to use its commercially reasonable} endeavours to assist the Distributor in the promotion and marketing of the Products to customers in the Territory through the applicable Distribution Channel(s) in order to maximise the revenues derived from the exploitation of the Products.

4.2 The Distributor shall :

(a) use its ~~reasonable endeavours~~ promote and market the Products to its customers and shall

(b) to complete all services rendered pursuant to this Agreement in a professional and workmanlike manner; provided, however, subject to this requirement and the express terms of this agreement, to perform its marketing and support obligations in such reasonable manner as it sees fit and in particular, but without limiting the foregoing, supply the Products to its customers at such prices as it may from time to time determine in its absolute discretion.

(c) to use all reasonable endeavours to complete all services rendered pursuant to this Agreement in compliance with all applicable rules and agrees not to engage in any deceptive, misleading, illegal, or unethical business practice or activity that reflects unfavourably on the Content Provider or the Products, or which may cause the Content Provider to be in violation of any applicable laws or regulations.

4.3 In addition to the obligations described above, during the term of this Agreement, Distributor:

(a) Shall not use any Content Provider stationery, forms or printed literature of any kind, for any purpose, except as reasonably necessary to exercise its rights under this Agreement.

(b) Shall not enter into any form of sub-distributorship agreement concerning any of its obligations hereunder without the Content Provider's prior written consent.

(c) Shall promptly give Content Provider notice of all inquiries and leads from customers outside of the Territory.

(d) Shall not, unless expressly authorized in writing by the Content Provider, (i) market or sell Products to customers outside the Territory, or (ii) accept orders for delivery of Products outside the Territory.

5. PRICES AND PAYMENT

5.1 The prices to be paid by the Distributor to the Content Provider for the Products shall be the royalty rates in respect of each Product and Distribution Channel set out in the Second Schedule.

5.2 The said prices and any other sums payable under this agreement shall be exclusive-of any VAT or other such duties or taxes payable by the Distributor to the Content Provider under this agreement [which shall be payable by the Distributor in addition at the rate prevailing from time to time.

5.3 Within 30 days of the end of each calendar month in which any Net Receipts are received by the Distributor, the Distributor shall provide to the Content Provider a statement setting out the Net Receipts received and the royalty rate payment due to the Content Provider for that month together with details of the number of Successful Downloads of each of the Products during that calendar month.

5.4 The Distributor shall, at the same time as providing a statement under clause 5.3, pay the royalty rate payments due to the Content Provider under this agreement [in pounds sterling] by cheque or transfer to the Content Provider's bank account, current details of which are set out in the First Schedule, as the same may be varied by the Content Provider from time to time on reasonable notice to the Distributor.

5.5 The Content Provider shall promptly upon receipt of each royalty payment under this agreement provide to the Distributor an appropriate receipted VAT invoice therefor.

5.6 The Distributor shall keep such records and accounts as shall be reasonably necessary for the purposes of confirming the accuracy of each statement provided under clause 5.3, including where appropriate accurate price lists for each of the Products supplied the subject of a royalty rate payment determined by reference to the Net Receipts.

5.7 [The Content Provider shall, for the sole purpose of verifying the accuracy of the statements to be provided under clause 5.3, be entitled at its expense to inspect the records and accounts to be kept under clause 5.6 by its authorised representative or representatives on reasonable notice during business hours and to take copies of the same save that this right shall not be exercisable more than once in any consecutive period of 6 months nor in respect of any statement if no inspection has been made within [one] year of its being rendered to the Content Provider. Any information about the business of the Distributor which may be obtained by the Content Provider or its representatives as a result inspection and which does not relate to the Products or is not required by the Content Provider under this agreement shall be kept strictly confidential by the Content Provider.]

6. TRADE MARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

6.1 Except as expressly described herein, all right, title, and interest in and to the Products and the Content Provider's Intellectual Property Rights embodied therein are and shall remain vested solely in the Content Provider.

6.2 The Content Provider hereby grants to the Distributor the revocable, non-exclusive and non-transferable right in the Territory to use the Trade Marks in the promotion, advertisement sale and distribution of the Products in accordance with the terms of and for the duration of this agreement. Distributor acknowledges that the Content Provider is the sole and exclusive owner of all Trade Marks, and Distributor acquires no ownership or license right to the Trade Marks except as expressly described herein. Distributor agrees not to challenge Content Provider's ownership or use of, register, infringe, and do anything inconsistent with Content Provider's ownership of the Trade Marks. If Distributor acquires any rights in any Trade Marks by operation of law or otherwise, Distributor will immediately assign such rights to Content Provider along with any associated goodwill, applications, and registrations. The Content Provider has final approval of all use of the Trade Marks and; materials generated by Distributor bearing any Trade Marks must be submitted in advance to Content Provider for approval. Distributor and its employees shall fully comply with laws applicable in the Territory with respect to the use of the Trade Marks and shall adopt reasonable measures to protect the Content Provider's rights thereto.

6.3 ~~6.2~~ The Distributor shall not, without the prior written consent of the Content Provider,

(a) edit or modify the Products or the Materials in any way (save the making of excerpts pursuant to clause 2.1(b)); or

(b) alter, deface or remove in any manner any reference to the Trade Marks, any reference to the Content Provider or any other name number or other means of identification attached or affixed to the Products or their packaging or labelling; or

(c) use in the Territory any trade marks or trade names so resembling the Trade Marks (or any other trade mark or trade name of the Content Provider) as to be likely to cause confusion or deception.

6.4 The Content Provider represents undertakes and warrants to the Distributor that:

(a) it has the right to enter into and to perform this agreement and to grant the licenses and rights hereby granted to the Distributor and that in particular, but without limiting the generality of the foregoing, it is the owner or is otherwise entitled to licence to the Distributor the use of the Trade Marks and copyright in the Products as envisaged by this agreement;

(b) that to the best of its knowledge and belief the Trade Marks are valid and enforceable in the territories in which they are registered;

(c) that the marketing distribution and sale of the Products by the Distributor as permitted by this agreement and the proper use of the Products thereby (including their use by the Distributor's distributors and customers and by end-users of the Products) shall not infringe upon any Intellectual Property Rights or other proprietary rights of third parties in each applicable Territory;

(d) nothing contained in the Products or the Materials is obscene or defamatory.

6.5 The Distributor represents undertakes and warrants to the Content Provider that:

(a) it has the right to enter into and to perform this agreement;

(b) it will [use all reasonable endeavours to] comply with all applicable legal and regulatory requirements from time to time affecting the marketing distribution and/or sale of the Products in each applicable Territory including any age restrictions or ratings;

(c) it shall provide the statements required under clause 5.3 of this agreement and furnish to the Content Provider up-to-date price lists as referred to at clause 5.6 promptly upon any revision to any such price list.

6.6 The Distributor shall forthwith enter into any document necessary for the recording, registration or safeguarding of the Content Provider's

Trade Mark rights with the Content Provider in respect of the marketing distribution and sale of the Products under the Trade Marks.

6.7 Trade mark infringement

(a) Each party shall promptly give notice in writing to the other in the event that it becomes aware of:

(i) any infringement or suspected infringement within the Territory of the Trade Marks or any other Intellectual Property Rights in or relating to the Products; and

(ii) any claim that any Product or the manufacture, use, sale or other disposal of any Product within the Territory, whether or not under the Trade Marks, infringes the rights of any third party.

(b) In the case of any matter falling within clause 6.7(a)(i):

(i) the Content Provider shall in its absolute discretion (acting reasonably) determine what action if any shall be taken in respect of the matter;

(ii) the Content Provider shall have sole control (acting reasonably) over and shall conduct any action as it shall deem necessary in pursuance of clause 6.7(b)(i);

(iii) the Distributor shall provide reasonable cooperation (at the expense of the Content Provider) to the Content Provider in respect of that action and shall make no admission of liability agreement or compromise in relation thereto without the prior approval of the Content Provider (such approval not to be unreasonably withheld or delayed); and

(iv) the Content Provider shall pay all costs (including any costs awarded to a third party) in connection with that action and shall indemnify (and shall keep fully indemnified) the Distributor in respect thereof.

6.8 ~~6.7~~ In the case of any matter falling within ~~6.5~~6.7(a)(ii):

(a) the Content Provider and the Distributor shall consult to decide what steps shall be taken to prevent or terminate the infringement and the proportions in which they shall share the cost of those steps and any damages and other sums which may be awarded in their favour or against them.

(b) Failing agreement between the parties, either party shall be entitled to take all action as it shall consider to be necessary or appropriate at its own expense to defend such a claim and shall be entitled and subject to all damages and other sums which may be recovered or awarded against it as a result of any such action.

(c) Each party shall, at the request and expense of the other, provide all reasonable assistance to the other (including but not limited to the use of its name in or being joined as a party to proceedings) in connection with any action to be taken by the other party pursuant to this clause provided that that party is given such indemnity as it may reasonably require against any damage to its name.

7. INDEMNITIES

7.1 Each party shall, subject to the limitations below, indemnify (and shall keep fully indemnified) defend and hold harmless the other from and against all claims demands costs liabilities losses expenses and damages (including reasonable and proper fees of professional advisors and expert witnesses) arising out of or in connection with any breach by the defaulting party or its agents or contractors of the provisions of this agreement including any claim in contract or in tort and for negligence misrepresentation breach of undertaking or breach of warranty.

7.2 Nothing in this agreement shall limit or exclude the liability of either party in respect of:

(a) fraudulent misrepresentation; or

(b) the death or physical injury to persons to the extent caused by negligence of that party and/or its employees agents or sub-contractors;

(c) any breach of that party's obligations implied by section 12 of the Sale of Goods Act 1979 (as amended) or section 2(1) of the Supply of Goods and Services Act 1982 (as amended). Reference to the above sections and Acts shall include references to the same as they may be amended modified or re-enacted from time to time.

7.3 In no event, regardless of theory, shall either party be liable to the to the other for any special, incidental, consequential, indirect or punitive damages of any kind including, without prejudice to the generality of the foregoing, any damages for loss of profits or revenues, business, contracts, income, goodwill, or reputation.

7.4 Without prejudice to the provisions of clauses 7.2 and 7.3, the entire liability of each of the parties] under this agreement shall not exceed £100,000 in aggregate of all claims. For the purposes of this clause, a number of matters or claims which together result in or contribute substantially to the same loss or damage shall be treated as one claim occurring on the date of the occurrence of the last such matter or claim.

8. DURATION AND TERMINATION

8.1 This agreement shall come into effect on the Commencement Date and, subject to clauses 8.2 and 11.2, shall continue in force for the Initial Term and thereafter from Year to Year until terminated by either party giving not less than [three] months' prior written notice to expire on or after the expiry date of the Initial Term.

8.2 Without prejudice to any other rights to which it may be entitled, either party may give notice in writing to the other terminating this agreement with immediate effect if:

(a) the other party commits any material breach of any of the terms of this agreement and (if such a breach is remediable) fails to remedy that breach within 30 days of that party being notified of the breach;

(b) an order is made or a resolution is passed for the winding up of the other party; or

(c) if an order is made for the appointment of an administrator to manage the affairs, business and property of the other party, or if such an administrator is appointed or if documents are filed with the Court for the appointment of an administrator or if notice of intention to appoint an administrator is given by the other party or its directors or by a qualifying charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986); or

(d) if a receiver is appointed of any of the other party's assets or undertaking or if circumstances arise which entitle the Court or a creditor to appoint a receiver or manager or which entitle the Court to make a winding-up order or if the other party takes or suffers any similar or analogous action in consequence of debt; or

(e) the other party ceases to carry on its business for 30 consecutive days or more or threatens to do so; or

8.3 For the avoidance of doubt, a breach of any of clauses 6.1, 6.2 or 6.3 is a material breach for the purposes of this clause 8.

9. EFFECTS OF TERMINATION

9.1 Termination of this agreement however caused shall be without prejudice to any rights or liabilities accrued at the date of termination and shall be without prejudice to any other rights or remedies which either party may have under this agreement or otherwise. The provisions of clauses 5 to 21 and the schedules shall survive the termination of this agreement.

9.2 Upon termination of this agreement however caused the Distributor shall:

(a) forthwith cease to market advertise or distribute any of the Products and cease to use the Materials;

(b) cease to make the Products available for download;

(c) promptly return to the Content Provider (or as it may direct) all of the Materials [together with any documents or articles incorporating any of the Materials].; and

(d) immediately return all copies of any of the Content Provider's confidential information in its possession and/or control

10. CONFIDENTIALITY

10.1 Each party agrees and undertakes that during the term of this agreement and thereafter it will keep confidential and will not use for its own purposes nor without the prior written consent of the other party disclose to any third party all information of a confidential nature (including trade secrets and information of commercial value) which may become known to that party from the other party ("confidential information") unless the information is public knowledge or already known to that party at the time of disclosure or subsequently becomes public knowledge other than by breach of this agreement or subsequently comes lawfully into the possession of that party from a third party. Distributor shall take all reasonable steps to prevent unauthorized disclosure or use of the Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The parties acknowledge and agree that the terms and conditions of this Agreement, the Content Provider's business plans, financial information, and any Intellectual Property Rights embodied in any of the Products shall constitute Confidential Information.

10.2 To the extent necessary to implement the provisions of this agreement each party may disclose the confidential information to those of its employees as may be reasonably necessary or desirable provided that before any such disclosure each party shall make those employees aware of its obligations of confidentiality under this agreement and shall at all times procure compliance by those employees with them.

10.3

11. FORCE MAJEURE

11.1 The obligations of each party under this agreement shall be suspended during the period and to the extent that that party is prevented or hindered from complying with them by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes,

lock-outs, labour disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm, difficulty or increased expense in obtaining workmen, materials, goods or raw materials in connection with the performance of this agreement.

11.2 In the event of either party being so hindered or prevented, the party concerned shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of the suspension and its cause and the omission to give such notice shall forfeit the rights of that party to claim suspension. Any party whose obligations have been suspended as aforesaid shall resume the performance of those obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party. In the event that the cause continues for more than six months either party may terminate this agreement on 30 days notice.

12. ENTIRE AGREEMENT

This agreement constitutes the entire understanding between the parties with respect to the subject matter of this agreement and supersedes all prior agreements, negotiations and discussions between the parties relating to it.

13. AMENDMENTS

Save as expressly provided in this agreement, no amendment or variation of this agreement shall be effective unless in writing and signed by a duly authorised representative of each of the parties to it.

14. ASSIGNMENT

Neither party shall without the prior written consent of the other party assign, transfer, charge or deal in any other manner with this agreement or its rights under it or part of it, or purport to do any of the same, nor sub-contract any or all of its obligations under this agreement.

15. FREEDOM TO CONTRACT

The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver, and to exercise their rights and perform their obligations under this agreement.

16. NO PARTNERSHIP

Nothing in this agreement shall create or be deemed to create a partnership or joint venture between the parties or the relationship of principal and agent between them.

17. WAIVER

The failure of a party to exercise or enforce any right under this agreement shall not be deemed to be a waiver of that right nor operate to bar the exercise or enforcement of it at any time or times thereafter.

18. SEVERABILITY

If any part of this agreement becomes invalid, illegal or unenforceable the parties shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to their intentions as expressed in this agreement. Failure to agree on such a provision within six months of commencement of those negotiations shall result in automatic termination of this agreement. The obligations of the parties under any invalid, illegal or unenforceable provision of the agreement shall be suspended during such a negotiation.

19. NOTICES

Any notice required to be given pursuant to this agreement shall be in writing and shall be given by delivering the notice by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) to the address of the relevant party set out in this agreement or such other address as either party notifies to the other from time to time. Any notice given according to the above procedure shall be deemed to have been given at the time of delivery (if delivered by hand) and when received (if sent by post).

20. RIGHTS OF THIRD PARTIES

A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

21. GOVERNING LAW AND JURISDICTION

This agreement shall be governed by and construed in accordance with English law and each party hereby irrevocably submits to the jurisdiction of the English Courts.

AS WITNESS that parties have executed this agreement or caused it to be executed on their behalf this agreement on the date stated at the beginning of this agreement.

SIGNED by ____________________)
duly authorised for and on behalf of)
Pixiem, Inc.

SIGNED by Richard Neale)
duly authorised for and on behalf of)
Advanced Mobile Solutions Limited)

FIRST SCHEDULE

(INITIAL TERM AND GENERAL INFORMATION)

Initial Term	One Year from the Commencement Date

CONTENT PROVIDER'S BANK ACCOUNT DETAILS

Bank	
Branch Name	
Branch Address	
Sort Code	
Account Number	

OTHER REQUIRED INFORMATION

SECOND SCHEDULE

(PRODUCTS, DELIVERY DATE, APPLICABLE DISTRIBUTION CHANNEL, MATERIALS, ROYALTY)

Product 1	The Mobile Device game version of Wimbledon 2005
Delivery Date	10/05/05
Permitted Distribution Channel	Mobile Network
Materials	□ Screen shots and description
	□ Java Game
	□ (other) :
Royalty Rates	Mobile Network: 85% of Net Receipts of the Product by that Distribution Channel

THIRD SCHEDULE

(DISTRIBUTION CHANNELS)

Mobile Network:	Distribution of Products via the following operator networks and their affiliates to Mobile Devices: Vodafone UK O2 Orange Hutchison Telecom (3)

FOURTH SCHEDULE

(TERRITORY AND NATURE OF APPOINTMENT)

PERMITTED DISTRIBUTION CHANNEL	TERRITORY	NATURE OF APPOINTMENT
Mobile Network:	All areas from time to time serviced by the Mobile Networks set out in the Third Schedule.	Sole and Exclusive

FIFTH SCHEDULE

(THE TRADE MARKS)

TRADE MARK REGISTRATIONS

Registration Number	Country	Mark	Registration Date	Class	Specification
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

TRADE MARK APPLICATIONS

Application Number	Country	Mark	Application	Class	Specification
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]